Exhibit 99.1

American National Bank and Trust Company

Opens Raleigh Location

For more information, contact:

Carolyn B. Kiser

SVP, Director of Marketing & Community Affairs

American National Bankshares Inc.

kiserc@amnb.com

540.278.1703

FOR IMMEDIATE RELEASE: January 12, 2021

RALEIGH, NC – American National Bank and Trust Company has opened its Raleigh office at 3700 Glenwood Avenue following an announcement in late 2019 stating its plans to move into the Raleigh market.

American National has a team of local commercial relationship managers who have been actively serving customers throughout the Triangle area. The team has been working from temporary space as it searched for the right office location. The new suite occupies 3640 square feet on the third floor of the 3700 Glenwood office building at the intersection of I-440 and Glenwood Avenue.

Cindy Vogler serves as the NC Triangle Market President for American National Bank & Trust Company. Vogler, a longtime Raleigh and Cary resident and graduate of the University of North Carolina, has more than 35 years of banking experience. American National’s local community banking team also includes Ryan Mitchell and Bryan Roberson, both Commercial Relationship Managers as well as Jami Twisdale, Portfolio Manager and Gioia O'Connell, Customer Support Manager. The team provides a full range of commercial banking services to area businesses.

Headquartered in nearby Danville, Virginia since 1909, American National Bank & Trust Company prides itself on dedicated people and responsive service. With the opening of the Raleigh office, the bank now has 26 locations in Virginia and North Carolina.

“We’ve successfully served our customers in many new and different ways during 2020,” remarked Cindy Vogler. “Our team looks forward to having a dedicated space in a great location so we can more conveniently serve our customers, while welcoming new businesses and nonprofit organizations to American National.”

About American National
American National is a multi-state bank holding company with total assets of approximately $2.9 billion. Headquartered in Danville, Virginia, American National is the parent company of American National Bank and Trust Company. American National Bank is a community bank serving Virginia and North Carolina with 26 banking offices. American National Bank also manages an additional $884 million of trust, investment and brokerage assets in its Trust and Investment Services Division. Additional information about American National and American National Bank is available on American National’s website at www.amnb.com.